EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors Consolidated Water Co. Ltd.:

We consent to the incorporation by reference in the Registration Statement (No. 333−10206) on Form S−8 of Consolidated Water Co. Ltd. of our report dated March 15, 2016, with respect to the consolidated balance sheets of Consolidated Water Co. Ltd. as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which report appears in the December 31, 2015 annual report on Form 10−K of Consolidated Water Co. Ltd.

/s/ Marcum LLP

Fort Lauderdale, Florida
March 15, 2016